Exhibit 99.1

Metalico, Inc.

FOR IMMEDIATE RELEASE
METALICO REPORTS
SUBSTANTIAL IMPROVEMENT IN FIRST QUARTER

CRANFORD, NJ, May 6, 2010 – Metalico, Inc. (NYSE AMEX: MEA) today reported non-GAAP adjusted net income of $6.4 million and adjusted earnings of $0.15 per share for the first quarter, with significant increases in volume, revenues, and operating income.

Sales were $134.1 million, an increase of $80.8 million, or 152%, over the same-quarter 2009 results. Operating income for the 2010 first quarter was $13.6 million, compared to $215,000 for the prior-year quarter. For the first quarter of 2010, EBITDA (as defined below) rebounded more than 363% to $17.6 million from $3.8 million for the same quarter in 2009.

Without adjustment, the Company’s reported net income for the quarter ended March 31, 2010 was $3.5 million or $0.08 per share (on a diluted basis) on sales of $134.1 million, compared to a net loss of $3.6 million or $0.10 per share (on a diluted basis) on sales of $53.3 million for the quarter ended March 31, 2009.

The adjusted results highlight a non-recurring charge of $3.0 million and a non-cash fair value adjustment for financial instruments of $948,000. The non-recurring charge, of which $2.7 million is non-cash, primarily includes a pre-tax write-off for unamortized debt issuance costs and a charge to close out an interest rate swap upon the termination of the working capital credit facility replaced on March 2, 2010.

The following table reconciles the Company’s adjusted net income to net income as reported in accordance with GAAP:

Reconciliation of adjusted net income to net income as reported
($ in thousands, except per share data)
	Quarter Ended	Diluted Earnings
	March 31, 2010	Per Share

		$
Net income as reported	$3,514		0.08
Non-operating adjustments:
Accelerated amortization and other costs
related to refinance of senior debt (net of tax
of $1,129)	1,917		0.05
Financial instruments fair value adjustments	948		0.02
		$
Net income as adjusted	$6,379		0.15

Sequential Quarter Comparison

Compared sequentially with the fourth quarter of 2009, operating performance improved substantially:

•	Sales of $134.1 million increased $49.5 million, or 59% over $84.6 million.

•	Operating income was $13.6 million, an increase of $10.6 million, or 353% over $3.0 million.

•	Net income of $3.5 million as compared to a net loss of $6.0 million.

•	EBITDA was $17.6 million, an increase of $11.3 million, or 179% over $6.3 million.

•	Net income of $0.08 per diluted share, compared to a net loss of $0.13 per share.

•	Unit volumes shipped increased by 110% for ferrous scrap and 37% for non-ferrous scrap.

•	Platinum Group Metal (“PGM”) unit volumes remained virtually unchanged.

•	Lead product shipments in the quarter were up by 8%.

In summary, first quarter 2010 sales jumped to $134.1 million, a 59% sequential rise from $84.6 million in the 2009 fourth quarter. First quarter metal margins improved substantially, in part as a result of stabilized metal prices and a substantial increase in units shipped as compared to the fourth quarter of 2009.

Prior Year’s First Quarter Comparison

Year-over-year comparison to the first quarter of 2009 also reflects substantially improved operating performance:

•	Sales increased to $134.1 million, an increase of $80.8 million, or 152% over $53.3 million.

•	Operating income was $13.6 million, compared to operating income of $215,000.

•	Net income increased to $3.5 million, an improvement of $7.1 million from a net loss of $3.6 million.

•	EBITDA rose to $17.6 million, an increase $13.8 million, or 363% over $3.8 million.

•	Net income of $0.08 per diluted share, compared to a net loss of $0.10 per share.

•	Unit volumes shipped increased by 90% for ferrous scrap and 74% for non-ferrous scrap.

•	PGM unit volumes increased threefold to 35,704 troy ounces from 11,754 troy ounces.

•	Lead product shipments were down 37% from Q1 2009 related primarily to ammunition product related sales.

Volume and Price Comparisons

Metalico’s Scrap Metal segment experienced substantial year-over-year unit volume increases. Sequential quarter volumes were also up significantly, with the exception of a 1% decline in PGM volume, measured in troy ounces. Lead Fabricating segment volumes rose sequentially, but were lower year-over-year due to last year’s strong market for ammunition related products.

Quarterly volume of units sold
			Q1 2010		Q1 2010
	Q1 2010	Q4 2009	Change	Q1 2009	Change

Ferrous (gross tons)	127,100	60,400	110%	67,000	90%
Non-Ferrous (pounds)	36,013,000	26,247,000	37%	20,644,000	74%
PGM (troy ounces)	35,704	36,214	-1%	11,754	204%
Lead (pounds)	9,752,000	9,040,000	8%	15,521,000	-37%

Average selling prices increased for all metals, both sequentially and year-over-year.

Quarterly selling price per unit sold
			Q1 2010		Q1 2010
	Q1 2010	Q4 2009	Change	Q1 2009	Change

Ferrous (gross ton)	$357	$292	22%	$ 252	42%
Non-Ferrous (pound)	$1.05	$0.92	14%	$ 0.68	54%
PGM (troy ounce)	$966	$801	21%	$ 571	69%
Lead (pound)	$1.46	$1.39	5%	$ 0.95	54%

Excluding corporate overhead charges, the Company’s Scrap Metal segment reported $15.4 million in operating income in the first quarter compared to $1.3 million for the same period last year. The Company’s Lead Fabrication segment reported operating income of $124,000 compared to $600,000 in the prior-year period, excluding corporate overhead charges.

Commenting on the results for the quarter, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “The first quarter was an excellent quarter for our business. Metalico enjoyed the benefits of significantly higher unit shipments, commodity price tailwinds and positive metals industry momentum. We generated EBITDA percentage margins of 13.1%, which is substantially above our internally set target of 10%.

“The scrap metal industry is known for being highly cyclical and I believe we are in a generally positive phase in the cycle that could be around for the remainder of this year, although volatile commodity price swings like we are experiencing this week likely occur.”

He added, “To further drive growth, Metalico plans to initiate a capital investment and business expansion program this year. We expect to enhance the operating leverage of our existing platforms by opening or acquiring additional scrap metal buying centers in strategic adjacent areas that will provide additional market penetration.

“Our plans also involve investments to upgrade existing scrap processing equipment and increase automobile shredding capacity in select markets to better serve the requirements of consumers situated within proximity of our scrap yards.

“The Company expects to finance this program and related working capital requirements with its revolving credit facility, from operating cash flow, and, if practical, by accessing the equity markets. Our focus is sourcing metal at the lowest possible price and driving individual metal unit profitability. It is not geared to maximizing tonnage or pounds recycled.”

Shareholders Equity and Debt

Metalico’s outstanding debt increased to approximately $127.1 million as of March 31, 2010 from $116.8 million at December 31, 2009, a rise of $10.3 million, primarily related to increased working capital needs. Shareholders’ equity increased by 3% or $4.6 million to $154.9 million as of March 31, 2010, from $150.3 million as of December 31, 2009.

As of March 31, 2010, Metalico had 46,439,400 common shares issued and outstanding. The Company has no outstanding preferred stock.

Metalico operates in the highly volatile and cyclical commodity metals industry and therefore deem it unreliable to provide earnings guidance. The Company’s core business strategy emphasizes balanced growth of the ferrous and non-ferrous Scrap Metal Recycling business through acquisitions or new facility development in existing and contiguous new markets.

Industry Outlook and Update

During the first quarter of 2010, all grades of ferrous scrap experienced steady price increases. Demand from domestic steel mills and scrap metal consumers expanded and is anticipated to remain firm.

Going into the second quarter, domestic ferrous scrap prices have retreated modestly and demand is somewhat sluggish, but the Company expects both factors to strengthen going into the middle of the year and beyond. Intake of ferrous scrap has experienced considerable seasonal improvement. Metalico anticipates that the dip in ferrous selling prices provides a good buying opportunity, but if sustained may impact flow into yards.

Demand for non-ferrous scrap continues to be strong and pricing for most grades has remained steady despite high levels of inventory at public warehouses. The flow of non-ferrous scrap into yards is brisk and is expected to remain so as long as commodity metal pricing remains around current levels.

Demand for aluminum de-ox remains very strong. Pricing has shown improvement due to rising steel industry capacity utilization and tightness of supply in some aluminum scrap grades used to make the product.

Average prices for PGM’s have continued to increase in the second quarter, but can fluctuate wildly from day to day. The supply of catalyst has been supported by good prices and maintains a steady pace.

Metalico believes that PGM prices will continue to be supported for the remainder of the year by rising automobile production both domestically and in China, through investment demand created by PGM exchange traded funds that were launched in the first quarter, and by sluggish growth in production from primary PGM mines.

The Company continues to expect improvement in PGM ounces recycled driven by a stronger economy, rising commodity prices, and, in part, by increasing its share of the converter recycling market.

Fabricated lead product sales should benefit during the second and third quarters from customary seasonal construction activity and from improvement in the healthcare and commercial construction markets.

About Metalico
Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE Amex under the symbol MEA.

EBITDA Reconciliation
The Company defines EBITDA as earnings before interest, income taxes, depreciation, amortization, impairment charges, financial instruments fair value adjustment, stock based compensation and discontinued operations. EBITDA is considered non-GAAP financial information and a reconciliation of net income to EBITDA is included in the attached financial tables.

Forward-looking Statements
This news release, and in particular its “Outlook and Update” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the second quarter of 2010, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three	Three
	Months Ended	Months Ended
Selected Income Statement Data:	March 31, 2010	March 31, 2009
Revenue	$134,079	$53,284

Costs and expenses:
Operating expenses	109,893	43,473
Selling, general & administrative expenses	7,181	6,309
Depreciation & amortization	3,400	3,287

	120,474	53,069

Operating income	13,605	215

Interest expense	(2,948)	(4,403)
Accelerated amortization and other costs related to refinance of senior debt	(3,046)	(254)
Financial instruments fair value adjustment	(948)	(530)
Equity in loss of unconsolidated investee	-	(446)
Other	(90)	153

	(7,032)	(5,480)

Income (loss) from continuing operations before income taxes	6,573	(5,265)
Provision (benefit) for income taxes	3,054	(1,556)

Income (loss) from continuing operations	3,519	(3,709)
Discontinued operations, net	(5)	158

Net income (loss)	$3,514	$(3,551)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.08	$(0.10)
Discontinued operations (net)	-	-

Net income (loss)	$0.08	$(0.10)

Diluted weighted average common shares outstanding:	46,439,400	36,427,913

METALICO, INC.
SELECTED HISTORIAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

	March 31,	December 31,
	2010	2009
Assets:

Current Assets	$126,211	$102,720
Property & Equipment, net	73,524	75,253
Intangible and Other Assets	116,998	118,728

Total Assets	$316,733	$296,701

Liabilities & Stockholders’ Equity:

Current Liabilities	$36,912	$29,362
Debt & Other Long-Term Liabilities	124,925	117,082

Total Liabilities	161,837	146,444
Stockholders’ Equity	154,896	150,257

Total Liabilities & Stockholders’ Equity	$316,733	$296,701

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, accelerated amortization and other costs related to refinance of senior debt, income taxes, depreciation and amortization, financial instruments fair value adjustments and discontinued operations. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP”, and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months	Three Months Ended
	Ended	March 31, 2009
	March 31, 2010
	(UNAUDITED)
	($ thousands)
EBITDA	$17,607	$3,808
Less:
Interest expense	2,948	4,403
Accelerated amortization and other costs related to refinance of senior debt	3,046	254
Stock based compensation in subsidiary	692	599
Provision (benefit) for federal and state income taxes	3,054	(1,556)
Depreciation and amortization	3,400	3,287
Financial instruments fair value adjustments	948	530
Discontinued operations, net	5	(158)

Net income (loss)	$3,514	$(3,551)